EXHIBIT 99.1
PRESS RELEASE OF PAYCHEX, INC. DATED MARCH 26, 2008
PAYCHEX, INC. REPORTS RECORD THIRD QUARTER RESULTS
March 26, 2008
THIRD QUARTER FISCAL 2008 HIGHLIGHTS
•	Diluted earnings per share increased 18% to $0.39 per share.

•	Net income increased 13% to $142.5 million.

•	Total revenue increased 10% to $532.2 million.

•	Payroll service revenue increased 8% to $374.2 million.

•	Human Resource Services revenue increased 18% to $120.6 million.

•	Operating income increased 22% to $210.4 million.

     ROCHESTER, NY, March 26, 2008 - Paychex, Inc. (“we,” “our,” or “us”) (NASDAQ:PAYX) today announced a 13% increase in its record net income to $142.5 million for the three months ended February 29, 2008 (the “third quarter”), as compared with net income of $126.6 million for the same period last year. Diluted earnings per share were $0.39, an increase of 18% over $0.33 per share for the same period last year. Total revenue was $532.2 million, a 10% increase over $485.3 million for the same period last year.
     “Third quarter results met our expectations and we expect to achieve our eighteenth consecutive year of record revenue and net income for fiscal 2008,” commented Jonathan J. Judge, President and Chief Executive Officer of Paychex. “Our operating income, net of certain items, was very strong for the third quarter, increasing 17% over the same period last year. However, we are seeing signs of a weakening economy indicated by a more difficult than normal third quarter selling season and increases in business failures. On a positive note, checks per client have not yet shown significant weakness.”
     Payroll service revenue increased 8% to $374.2 million for the third quarter from the same period last year. The increase was due to client base growth, higher check volume, and price increases.
     Human Resource Services revenue increased 18% to $120.6 million for the third quarter from the same period last year. The growth was generated from the following: retirement services client base increased 10% to 47,000 clients; comprehensive human resource outsourcing services client employees increased 17% to 409,000 client employees served; and workers’ compensation insurance client base increased 19% to 70,000 clients. Additionally, the asset value of the retirement services client employees’ funds increased 19% to $9.1 billion.
     Total expenses increased 3% to $321.8 million for the third quarter from the same period last year as a result of increases in personnel and other costs related to selling and retaining clients, and promoting new services. Excluding a $13.0 million expense charge to increase the litigation reserve during the three months ended February 28, 2007, expenses would have increased 8%.
     For the third quarter, our operating income was $210.4 million, an increase of 22% over the same period last year. Operating income, net of certain items (see Note 1) increased 17% to $173.0 million as compared to $148.3 million for the same period last year. As a percent of service revenues, operating income, net of certain items, improved to 35% from 33% for the same period last year.

	For the three months ended			For the nine months ended
	February 29,	February 28,		February 29,	February 28,
$ in millions	2008	2007	% Change	2008	2007	% Change

Operating income	$210.4	$173.0	22%	$630.5	$541.7	16%
Excluding:
Interest on funds held for clients	(37.4)	(37.7)	(1%)	(100.4)	(97.2)	3%
Expense charge to increase the litigation reserve	—	13.0	(100%)	—	13.0	(100%)

Operating income, net of certain items	$173.0	$148.3	17%	$530.1	$457.5	16%

     For the third quarter, interest on funds held for clients decreased 1% to $37.4 million attributable primarily to lower average interest rates earned, offset by higher realized gains and higher average investment balances. Corporate investment income decreased 66% to $3.6 million due to lower average investment balances, resulting from the funding of the stock repurchase program, and lower average interest rates earned.
     Average investment balances and interest rates are summarized below:

	For the three months ended		For the nine months ended
	February 29,	February 28,	February 29,	February 28,
$ in millions	2008	2007	2008	2007

Average investment balances:
Funds held for clients	$3,746.0	$3,633.5	$3,302.0	$3,165.6
Corporate investments	$413.7	$1,137.1	$798.4	$1,069.6

Average interest rates earned:
Funds held for clients	3.6%	4.1%	3.9%	4.0%
Corporate investments	3.6%	3.7%	3.9%	3.7%

Net realized gains:
Funds held for clients	$3.3	$0.5	$3.8	$1.3
Corporate investments	$—	$0.1	$—	$0.2

     We invest in highly liquid, investment-grade fixed income securities. We have no exposure to any sub-prime mortgage securities, auction rate securities, asset-backed securities or asset-backed commercial paper, collateralized debt obligations, enhanced cash or cash plus mutual funds, structured investment vehicles (SIVs), or insured variable rate demand notes, with the exception of Financial Security Assurance (“FSA”). We do not utilize derivative financial instruments to manage interest rate risk.
     We exited the auction rate market in the early fall of 2007 and have never experienced a failed auction. Our variable rate demand notes are rated A-1/P-1 and have no exposure to municipal bond insurers (except FSA), and must carry an irrevocable letter of credit or standby purchase agreement issued by highly rated financial institutions.
Note 1: In addition to reporting operating income, a generally accepted accounting principle (“GAAP”) measure, we present operating income, net of certain items, which is a non-GAAP measure. We believe operating income, net of certain items, is an appropriate additional measure as it is an indicator of our core business operations performance period over period. It is also the measure used internally for establishing the following year’s targets and measuring management’s performance in connection with certain performance-based compensation payments and awards. Operating income, net of certain items, excludes interest on funds held for clients and the expense charge to increase the litigation reserve. Interest on funds held for clients is an adjustment to operating income due to the volatility of interest rates which are not within the control of management. The expense charge to increase the litigation reserve is also an adjustment to operating income due to its unusual and infrequent nature. It is outside the normal course of our operations and obscures comparability of performance period over period. Operating income, net of certain items, is not calculated through the application of GAAP and is not the required form of disclosure by the Securities and Exchange Commission (“SEC”). As such, it should not be considered as a substitute for the GAAP measure of operating income and therefore, should not be used in isolation, but in conjunction with the GAAP measure. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.
YEAR-TO-DATE FISCAL 2008 HIGHLIGHTS
     The highlights for the nine months ended February 29, 2008 are as follows:
•	Net income of $440.7 million, or $1.18 diluted earnings per share.

•	Net income and diluted earnings per share increased 12% and 15%, respectively.

•	Total revenue increased 11% to $1,547.1 million.

•	Payroll service revenue increased 8% to $1,097.3 million.

•	Human Resource Services revenue increased 21% to $349.4 million.

•	Operating income increased 16% to $630.5 million, and operating income, net of certain items, increased 16% to $530.1 million.

•	Cash flow from operations was $590.4 million.

OUTLOOK
     Our current outlook for the full fiscal year ending May 31, 2008 (“fiscal 2008”) has been revised to reflect the current Federal Funds rate of 2.25%, and current economic conditions. Consistent with our policy regarding guidance, our projections do not anticipate or speculate on future changes to interest rates. As disclosed in our Quarterly Report on Form 10-Q (“Form 10-Q”) for the three months ended February 29, 2008, the earnings effect of a 25-basis-point change in the Federal Funds rate at the present time is estimated to be approximately $4.5 million, after taxes, for the next twelve-month period. Projected revenue and net income growth are as follows:

Payroll service revenue	8%		—	9%
Human Resource Services revenue	19%		—	22%
Total service revenue	10%		—	12%
Interest on funds held for clients	(5%	)	—	0%
Total revenue	9%		—	11%
Corporate investment income	(40%	)	—	(35%	)
Net income	11%		—	13%
     The effective income tax rate is expected to approximate 33%.
CONFERENCE CALL
     Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for March 27, 2008 at 10:30 a.m. Eastern Time, at www.paychex.com on the Investor Relations page. The webcast will also be archived on the Investor Relations page for approximately one month. Our news releases, current financial information, SEC filings, and investor presentation are also accessible at www.paychex.com. For more information, contact:

Investor Relations:	John Morphy, CFO, or Terri Allen	585-383-3406

Media Inquiries:	Laura Saxby Lynch	585-383-3074
ABOUT PAYCHEX
     Paychex, Inc. is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human Resource Services include 401(k) plan recordkeeping, health insurance, workers’ compensation administration, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. Paychex, Inc. was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 561,000 payroll clients nationwide. For more information about Paychex, Inc. and our products, visit www.paychex.com.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     Certain written and oral statements made by us may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, those that are described in our filings with the SEC, including the most recent Annual Report on Form 10-K (“Form 10-K”) filed on July 20, 2007. Any of these factors could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. We undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of issuance of this release, or to reflect occurrence of unanticipated events.

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share amounts)

	For the three months ended			For the nine months ended
	February 29,	February 28,		February 29,	February 28,
	2008	2007	% Change	2008	2007	% Change

Revenue:
Payroll service revenue	$374,220	$345,406	8%	$1,097,294	$1,012,853	8%
Human Resource Services revenue	120,625	102,162	18%	349,405	289,504	21%

Total service revenue	494,845	447,568	11%	1,446,699	1,302,357	11%
Interest on funds held for clients (1)	37,327	37,719	(1%)	100,396	97,259	3%

Total revenue	532,172	485,287	10%	1,547,095	1,399,616	11%

Expenses:
Operating expenses	170,995	158,543	8%	492,762	457,497	8%
Selling, general and administrative expenses	150,778	153,760	(2%)	423,870	400,453	6%

Total expenses	321,773	312,303	3%	916,632	857,950	7%

Operating income	210,399	172,984	22%	630,463	541,666	16%

Investment income, net (1)	3,597	10,494	(66%)	23,337	29,851	(22%)

Income before income taxes	213,996	183,478	17%	653,800	571,517	14%

Income taxes	71,522	56,878	26%	213,139	177,170	20%

Net income	$142,474	$126,600	13%	$440,661	$394,347	12%

Basic earnings per share	$0.39	$0.33	18%	$1.19	$1.04	14%

Diluted earnings per share	$0.39	$0.33	18%	$1.18	$1.03	15%

Weighted-average common shares outstanding	361,178	381,475		370,814	380,879

Weighted-average common shares outstanding, assuming dilution	361,770	383,335		372,080	382,566

Cash dividends per common share	$0.30	$0.21	43%	$0.90	$0.58	55%

(1)	Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Form 10-K and Form 10-Q, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at our website www.paychex.com.

PAYCHEX, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amount)

	February 29,	May 31,
	2008	2007
	(unaudited)	(audited)

ASSETS
Cash and cash equivalents	$159,790	$79,353
Corporate investments (1)	248,210	511,772
Interest receivable	31,219	53,624
Accounts receivable, net of allowance for doubtful accounts	158,042	186,273
Deferred income taxes	16,950	23,840
Prepaid income taxes	—	8,845
Prepaid expenses and other current assets	26,778	24,515

Current assets before funds held for clients	640,989	888,222
Funds held for clients (1)	4,407,285	3,973,097

Total current assets	5,048,274	4,861,319
Long-term corporate investments (1)	18,913	633,086
Property and equipment, net of accumulated depreciation	274,366	256,087
Intangible assets, net of accumulated amortization	78,312	67,213
Goodwill	433,115	407,712
Deferred income taxes	13,682	15,209
Other long-term assets	5,353	5,893

Total assets	$5,872,015	$6,246,519

LIABILITIES
Accounts payable	$34,456	$46,961
Accrued compensation and related items	118,088	125,268
Deferred revenue	8,830	7,758
Accrued income taxes	22,823	—
Litigation reserve	23,236	32,515
Other current liabilities	46,670	42,638

Current liabilities before client fund deposits	254,103	255,140
Client fund deposits	4,393,747	3,982,330

Total current liabilities	4,647,850	4,237,470
Accrued income taxes (2)	16,332	—
Deferred income taxes	7,127	9,567
Other long-term liabilities	48,715	47,234

Total liabilities	4,720,024	4,294,271

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value; Authorized: 600,000 shares; Issued and outstanding: 360,358 shares as of February 29, 2008, and 382,151 shares as of May 31, 2007, respectively	3,604	3,822
Additional paid-in capital	421,563	362,982
Retained earnings (2)	718,053	1,595,105
Accumulated other comprehensive income/(loss)	8,771	(9,661)

Total stockholders’ equity	1,151,991	1,952,248

Total liabilities and stockholders’ equity	$5,872,015	$6,246,519

(1)	The available-for-sale securities within the funds held for clients and corporate investment portfolios reflected a net unrealized gain of $13.6 million as of February 29, 2008, compared with a net unrealized loss of $14.9 million as of May 31, 2007. During the first nine months of fiscal 2008, the investment portfolios ranged from a net unrealized loss of $24.3 million to a net unrealized gain of $48.7 million. The net unrealized gain of our investment portfolios was approximately $37.3 million as of March 20, 2008.
(2)	Effective June 1, 2007, we adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.” Upon adoption, we recognized the cumulative effect of our uncertain tax positions of $8.4 million, with an offsetting decrease to opening retained earnings. Long-term liabilities on our Consolidated Balance Sheets include a reserve for uncertain tax positions as resolution of these matters is not expected within the next twelve months.